FIRST INTERNATIONAL BANCORP, INC.
                        DIRECTOR STOCK OPTION AGREEMENT


     FIRST INTERNATIONAL BANCORP, INC. (the "BANK HOLDING Company") a Delaware corporation having its principal place of business in Hartford, Connecticut, hereby grants to ______________________________ (the "OPTIONEE") as of
___________ __, 1997 an option to purchase a total of ____________ shares of Common Stock (the "COMMON STOCK") of First International Bancorp, Inc., at the price and on the terms and conditions set forth below. The option granted herein will not be treated as an incentive stock option.


     1. Option Price. The Option price is $___________ for each share, which the parties agree is the fair market value per share of the Common Stock as of the date that this Option was granted.

     2. Exercise of Option. The Option shall be exercisable in whole or in part from time to time after the expiration of six months from the date that the Registration Statement filed by the Company with the Securities and Exchange Commission becomes effective (so long as the Option is exercised prior to the termination of the Option) as follows:

          (i) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the President of the Company. The written notice shall be accompanied by payment of the Option Price. Payment of the Option Price shall be made by cash or certified check or cashiers check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the Optionee and shall contain any legend that the Company may deem necessary or desirable.

        (ii) Restrictions on Exercise. This Option may not be exercised if the issuance of such shares upon such exercise would constitute a violation of any applicable Federal or state securities law or other law or regulation. In addition, if the Optionee ceases to be a director of the Company for any reason, whether voluntary or involuntary, with or without cause, including without limitation retirement (but not including termination due to death), the Option will automatically expire as of the date that the Optionee ceases to be a director of the Company. The Option does not confer upon any Optionee any right to continue as a director of the Company, nor does the Option interfere in any way with the Optionee's right or the Company's right to terminate the Optionee's position as a director of the Company at any time. If the Optionee's position as a director of the Company is terminated due to the Optionee's death, the personal representative of the Optionee may exercise the Option during the 90 day period commencing on the date of the Optionee's death.



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     3. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     4. Adjustment Upon Changes in Capitalization. In the event there is any change in the Common Stock of the Company through the declaration of stock dividends, or through recapitalization resulting in a stock split, or combination or exchange of shares of Common Stock, or otherwise, the Board of Directors of the Company shall appropriately adjust the number of shares covered by the Option but which are unexercised, and the Option price payable therefor, so as to equal the same number of shares that a record holder of an equal number of shares of Common Stock immediately prior to such event would own or be entitled to receive after the happening of such event and so as to provide for the same aggregate Option price as was payable for such shares before such adjustment.

     In the case of any consolidation of the Company with, or merger of the Company into, any other corporation (other than a consolidation or merger in which the Company is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Company, and, in particular, in the event of the acquisition of the majority of the Common Stock of the Company by a holding company, the Corporation formed by such consolidation or the corporation into which the Company shall have been merged or the corporation which shall have acquired such assets or Common Stock, as the case may be (the "ACQUIRING CORPORATION"), shall execute and deliver to the Optionee a supplemental stock option agreement providing that the Optionee shall have the right, during the period that the Option is outstanding, to exercise the Option (to the extent otherwise exercisable hereunder) as to the kind and amount of shares of stock receivable upon such acquisition, consolidation, merger, sale or transfer by a holder, immediately prior to such acquisition, consolidation, merger, sale or transfer, of the total number of shares subject to the Option. Such supplemental stock option agreement shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for herein. The provisions of this paragraph shall similarly apply to successive acquisitions, consolidations, mergers, sales or transfers.

     No fractional shares of the Common Stock shall be issuable on account of any action aforesaid, and the aggregate number of shares into which shares then covered by the Option shall be reduced when changed as a result of such action shall be the largest number of whole shares resulting from such action, unless the Board of Directors of the Company (or in the event of an acquisition, consolidation, merger, sale or transfer as described above, the Board of Directors of the Acquiring Corporation), in its discretion, shall determine to issue scrip certificates. In such event, the scrip certificates shall be in a form and have such terms and conditions as the Board of Directors of the Company (or the Board of Directors of Acquiring Corporation, as the case may be) in its discretion shall prescribe.


     5. Term of Option. This Option may not be exercised more than 10 years from the date of grant of this Option, and may be exercised during such term only in accordance with the terms of this Option.



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     6. Representations. The Optionee represents and warrants to the Company that (a) the Optionee is acquiring the Option and will be acquiring the Common Stock for the Optionee's own account for investment and not with a view toward distribution thereof, (b) in the Optionee's capacity as a director of the Company, the Optionee is fully familiar with the business and financial condition of the Company and has received all information regarding the Company and its business, prospects and financial condition that the Optionee desires to receive, including the aforementioned Registration Statement and the Prospectus included therein, and (c) the Company has not made any representation, warranty, agreement or commitment of any kind to the Optionee regarding the Option, except for the grant of the Option on the terms and conditions set forth herein.

     7. Governing Law; Amendments; Entire Agreement; Conformed Copies. This Agreement (a) shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of Delaware, (b) may not be amended except by a writing signed by the Optionee and the Company, (c) sets forth the entire agreement of the parties regarding the Option, and (d) may be executed in two counterparts, both of which taken together shall constitute one agreement.

     8. Tax Withholding Requirement. The Optionee understands and acknowledges that, prior to or after issuing shares upon the exercise of an Option, the Company has the right to withhold and deduct any taxes required to be withheld by the Company under any federal, state or local law (the "TAXES"). At its option, the Company may withhold such taxes by withholding additional amounts from any fee or other compensation payable by the Company to the Optionee or by reducing the number of shares delivered to the Optionee hereunder. To the extent that the Company is unable to withhold and/or deduct any Taxes, the Optionee shall, upon notice from the Company, remit to the Company on demand the amount of such Taxes.

     In Witness Whereof, the Company and the Optionee have executed this Agreement as of the date first above written.

                              FIRST INTERNATIONAL BANCORP, INC.



                              By:________________________
                                 Brett N. Silvers
                                 Its President




                              Name: